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                                                                    Exhibit 10.5

February 2, 1999


R. Terry Dunlay
433 Lynn Ann Drive
Plum Boro, PA  15068

Dear Terry:

We are pleased to offer you the following adjustments to your employment as Executive Vice-President of Development with Cellomics, Inc. In this capacity, you will continue your supervision and development of our Software Division supervising all activity relating to database and software development, product management/planning, project development, business development and proposal generation for our instrumentation for cell-based drug discovery.

Your salary will be $11,250.00 per month. In addition to your salary, you will be eligible to receive a performance bonus of up to 20 percent of your base salary subject to the review and approval of the Board of Directors. The performance bonus will be based on attaining the following goals during 1999:

         (a) ArrayScan(TM) II Software release versions 1.0, 2.0 and 3.0 by June 30, 1999 within budget;

         (b) ArrayScan(TM) 1.0 Kinetics Software released by October 30, 1999 within budget;

         (c)      Cellomics(TM) Store sold to second customer;

         (d) Cellomics(TM) Screen V 1.0 including Momentum HealthCare component completed by June 1, 1999 within budget.

In connection with your employment, you will be granted an option to purchase 10,000 shares of Common Stock of the Company dated January 15, 1998 at an exercise price of $0.56 per share. Twenty-five percent (25%) of the shares subject to such option will vest on the anniversary date of the grant on an annual basis over four years from the date of the grant. An additional option to purchase 4,000 shares of Common Stock will be available as part of the performance bonus described above.
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All other terms and conditions offered in your letter dated January 16, 1998 remain the same.

I am personally enthusiastic about your continued employment with the Cellomics' team and continuing to help us build an exciting company.

Sincerely,


D. Lansing Taylor, Ph.D.
President & CEO





Accepted:

__________________________________
R. Terry Dunlay

__________________________________
Dated